SENSATA TECHNOLOGIES REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
Company reports 6.4% organic revenue growth, expands adjusted EBIT margins by 100 basis points on an organic basis, and delivers adjusted EPS growth of 14.8%

Swindon, United Kingdom – July 24, 2018 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensors, today announced financial results for its second quarter ended June 30, 2018.
Revenue in the second quarter of 2018 was $913.9 million, an increase of $74.0 million, or 8.8%, from revenue of $839.9 million in the second quarter of 2017. Excluding a 2.4% positive effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 6.4% in the second quarter of 2018.
Net income in the second quarter of 2018 grew 32.5%, totaling $105.3 million, which was 11.5% of revenue or $0.61 per diluted share, compared to net income of $79.5 million in the second quarter of 2017, which was 9.5% of revenue or $0.46 per diluted share.
Adjusted net income in the second quarter of 2018 grew 15.7%, totaling $160.8 million, which was 17.6% of revenue, or $0.93 per diluted share, compared to adjusted net income of $139.0 million in the second quarter of 2017, which was 16.6% of revenue or $0.81 per diluted share. Adjusted EBIT grew 11.0%, totaling $210.4 million, or 23.0% of revenue, in the second quarter of 2018 compared to $189.6 million or 22.6% of revenue, in the second quarter of 2017.
Changes in foreign currency exchange rates increased Sensata's revenues by $20.4 million, reduced Sensata's adjusted EBIT margin by 60 basis points, and had a negligible effect on Sensata's adjusted earnings per share in the second quarter of 2018 compared to the prior year period.
“We are growing faster than our markets as we continue to capture attractive secular growth opportunities in our industrial, automotive, and heavy vehicle & off road businesses,” said Martha Sullivan, President and Chief Executive Officer. “China remains our fastest growing region as a result of strong content growth and represents 15% of our revenues. We also continue to expand our margins and grew our adjusted EPS by 15% in the second quarter of 2018. Finally, we kicked off a $400 million share repurchase program that we expect to complete within the next six months, as part of our returns-driven capital deployment strategy."
Sensata established a share repurchase authorization at the beginning of June and repurchased 1.1 million shares for a total consideration of $60.1 million in the second quarter of 2018.
Six Months Ending June 30, 2018
Revenue in the six months ended June 30, 2018 was $1.8 billion, an increase of $0.2 billion, or 9.3% from revenue of $1.6 billion in the six months ended June 30, 2017. Excluding a 2.9% positive effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 6.4% in the six months ended June 30, 2018.

Net income in the six months ended June 30, 2018 grew 29.5%, totaling $195.8 million, which was 10.9% of revenue or $1.13 per diluted share, compared to net income of $151.2 million in the six months ended June 30, 2017, which was 9.2% of revenue or $0.88 per diluted share.
Adjusted net income in the six months ended June 30, 2018 grew 18.1%, totaling $307.8 million, which was 17.1% of revenue, or $1.78 per diluted share, compared to adjusted net income of $260.5 million in the six months ended June 30, 2017, which was 15.8% of revenue, or $1.52 per diluted share. Adjusted EBIT grew 13.1%, totaling $407.5 million, or 22.6% of revenue, in the six months ended June 30, 2018, compared to $360.3 million or 21.9% of revenue, in the six months ended June 30, 2017.
Changes in foreign currency exchange rates increased Sensata's revenues by $47.9 million, reduced Sensata's adjusted EBIT margin by 40 basis points, and increased Sensata's adjusted earnings per share by $0.02 in the six months ended June 30, 2018 compared to the prior year period.
Sensata’s ending cash balance at June 30, 2018 was $863.4 million, an improvement from $753.1 million as of December 31, 2017. During the six months ended June 30, 2018, Sensata generated operating cash flows of $253.9 million and free cash flow of $187.6 million. The Company’s net debt at June 30, 2018 was $2,436.8 million, a reduction of $122.6 million from December 31, 2017.
Segment Performance

	Three months ended		Six months ended
$ in 000s	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Performance Sensing revenue	$676,217	$621,829	$1,339,046	$1,221,972
Performance Sensing profit	187,365	169,100	356,775	320,836
% of Performance Sensing revenue	27.7%	27.2%	26.6%	26.3%

Sensing Solutions revenue	$237,643	$218,045	$461,107	$425,173
Sensing Solutions profit	79,070	70,101	150,954	137,539
% of Sensing Solutions revenue	33.3%	32.1%	32.7%	32.3%
Performance Sensing’s profit as a percentage of revenue totaled 27.7% in the second quarter of 2018. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing’s profit as a percentage of revenue was 27.0%, a decrease of 20 basis points from the second quarter of 2017. Sensing Solutions’ profit as a percentage of revenue totaled 33.3% in the second quarter of 2018. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ profit as a percentage of revenue was 32.7%, an increase of 60 basis points from the second quarter of 2017.
Guidance
For the third quarter of 2018, Sensata anticipates revenue to be between $851 million and $875 million, compared to $819.1 million in the third quarter of 2017, representing organic revenue growth of 5 to 7 percent. Additionally, the Company expects adjusted net income to be between $150 and $156 million and adjusted earnings per share to be between $0.88 and $0.92 in the third quarter of 2018, representing EPS growth of 9 to14 percent.

Sensata anticipates revenue to be between $3.493 billion and $3.555 billion for full year 2018, which would represent organic revenue growth of between 5 and 7 percent, compared to its previous guidance of 3 to 5 percent. For full year 2018, Sensata expects adjusted EBIT to be between $821 and $837 million. Additionally, the Company expects adjusted net income to be between $618 million and $634 million and adjusted earnings per share to be between $3.63 and $3.73 for full year 2018, which would represent growth of 14 to 17 percent. Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately 1 to 2 percent and will increase adjusted earnings per share by $0.05 to $0.09 for full year 2018.

Both the third quarter and full year 2018 guidance assumes the Company's divestiture of its valves business will close by the end of the third quarter 2018.
Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its second quarter financial results and its outlook for the third quarter and full year 2018. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata second quarter 2018 earnings call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until July 31, 2018. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10121799.

About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in twelve countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding the ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the repayment of debt obligations.
Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue, determined in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on a constant currency basis is defined as segment profit, excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2017 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s, except per share amounts)
	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net revenue	$913,860	$839,874	$1,800,153	$1,647,145
Operating costs and expenses:
Cost of revenue	582,509	540,505	1,164,966	1,072,924
Research and development	37,980	31,203	73,981	63,007
Selling, general and administrative	80,473	80,805	161,795	150,919
Amortization of intangible assets	34,594	41,003	69,663	81,261
Restructuring and other charges, net	244	6,389	4,010	17,439
Total operating costs and expenses	735,800	699,905	1,474,415	1,385,550
Profit from operations	178,060	139,969	325,738	261,595
Interest expense, net	(38,321)	(40,038)	(76,750)	(80,315)
Other, net	(11,053)	(1,863)	(15,686)	2,856
Income before taxes	128,686	98,068	233,302	184,136
Provision for income taxes	23,398	18,611	37,524	32,943
Net income	$105,288	$79,457	$195,778	$151,193

Net income per share:
Basic	$0.61	$0.46	$1.14	$0.88
Diluted	$0.61	$0.46	$1.13	$0.88

Weighted-average ordinary shares outstanding:
Basic	171,439	171,132	171,422	171,040
Diluted	172,693	171,920	172,775	171,913

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$105,288	$79,457	$195,778	$151,193
Other comprehensive income/(loss), net of tax:
Cash flow hedges	22,673	(11,168)	29,212	(11,036)
Defined benefit and retiree healthcare plans	61	735	1,038	1,215
Other comprehensive income/(loss)	22,734	(10,433)	30,250	(9,821)
Comprehensive income	$128,022	$69,024	$226,028	$141,372

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$863,380	$753,089
Accounts receivable, net of allowances	604,859	556,541
Inventories	462,006	446,129
Prepaid expenses and other current assets	99,861	92,532
Assets held for sale	118,813	—
Total current assets	2,148,919	1,848,291
Property, plant and equipment, net	741,987	750,049
Goodwill	2,967,964	3,005,464
Other intangible assets, net	840,477	920,124
Deferred income tax assets	26,058	33,003
Other assets	81,530	84,594
Total assets	$6,806,935	$6,641,525

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$11,044	$15,720
Accounts payable	348,484	322,671
Income taxes payable	17,234	31,544
Accrued expenses and other current liabilities	210,785	259,560
Liabilities held for sale	47,889	—
Total current liabilities	635,436	629,495
Deferred income tax liabilities	341,745	338,228
Pension and other post-retirement benefit obligations	35,653	40,055
Capital lease and other financing obligations, less current portion	26,098	28,739
Long-term debt, net	3,221,039	3,225,810
Other long-term liabilities	24,157	33,572
Total liabilities	4,284,128	4,295,899
Total shareholders’ equity	2,522,807	2,345,626
Total liabilities and shareholders’ equity	$6,806,935	$6,641,525

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the six months ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income	$195,778	$151,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	53,445	54,802
Amortization of debt issuance costs	3,643	3,693
Gain on sale of assets	—	(1,180)
Share-based compensation	11,502	10,009
Loss on debt financing	2,350	—
Amortization of intangible assets	69,663	81,261
Deferred income taxes	12,266	9,004
Unrealized loss on hedges and other	8,432	8,229
Changes in operating assets and liabilities	(103,166)	(83,162)
Net cash provided by operating activities	253,913	233,849

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(66,301)	(67,192)
Proceeds from the sale of assets	—	7,151
Other	5,000	(1,500)
Net cash used in investing activities	(61,301)	(61,541)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	3,397	2,947
Payments on debt	(12,404)	(12,341)
Payments to repurchase ordinary shares	(63,746)	(2,721)
Payments of debt issuance costs	(5,813)	(137)
Other	(3,755)	—
Net cash used in financing activities	(82,321)	(12,252)
Net change in cash and cash equivalents	110,291	160,056
Cash and cash equivalents, beginning of period	753,089	351,428
Cash and cash equivalents, end of period	$863,380	$511,484

Revenue by Business, Geography, and End Market (Unaudited)

(% of total revenue)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Performance Sensing	74.0%	74.0%	74.4%	74.2%
Sensing Solutions	26.0%	26.0%	25.6%	25.8%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Americas	41.5%	41.4%	41.7%	41.9%
Europe	29.8%	32.5%	30.1%	31.9%
Asia/Rest of World	28.7%	26.1%	28.2%	26.2%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Automotive*	59.7%	60.9%	60.5%	61.5%
Heavy vehicle and off-road	15.7%	14.6%	15.4%	14.3%
Appliance and heating, ventilation and air-conditioning	6.2%	6.7%	6.2%	6.6%
Industrial	9.5%	9.6%	9.4%	9.6%
Aerospace	4.4%	4.5%	4.6%	4.6%
All other	4.5%	3.7%	3.9%	3.4%
Total	100.0%	100.0%	100.0%	100.0%
*Includes $13.1 million and $27.0 million of revenue in second quarter and six months ended June 30, 2018, respectively, reflected in Sensing Solutions segment

	Three months ended June 30, 2018			Six months ended June 30, 2018
	Reported Growth	Organic Growth	End Market Growth*	Reported Growth	Organic Growth	End Market Growth*
Automotive	6.8%	3.9%	2.8%	7.7%	4.2%	0.9%
Heavy vehicle and off-road	16.8%	14.3%	7.7%	17.3%	14.3%	6.2%
*Excludes Toyota, adjusted for Sensata's geographic mix

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three and six months ended June 30, 2018 and 2017.

(In 000s, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$105,288	$79,457	$195,778	$151,193
Restructuring related and other	2,339	7,501	9,003	15,192
Financing and other transaction costs	2,069	—	7,759	—
Deferred loss/(gain) on other hedges	3,137	2,602	9,199	(2,738)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	35,881	41,372	71,511	83,366
Deferred income tax and other tax expense/(benefit)	10,250	6,271	10,886	9,813
Amortization of debt issuance costs	1,838	1,836	3,643	3,693
Total adjustments	$55,514	$59,582	$112,001	$109,326
Adjusted net income	$160,802	$139,039	$307,779	$260,519
Weighted-average diluted shares outstanding	172,693	171,920	172,775	171,913
Adjusted EPS	$0.93	$0.81	$1.78	$1.52
Sensata's definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata's deferred provision for/(benefit from) income taxes includes: adjustments for book-to-tax basis differences due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income taxes as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: ($0.0) million and ($0.0) million for the three months ended June 30, 2018 and 2017, respectively and ($0.0) million and ($0.0) million for the six months ended June 30, 2018 and 2017, respectively; and Restructuring related and other of ($0.4) million and ($0.1) million for the three months ended June 30, 2018 and 2017, respectively and ($0.7) million and ($0.2) million for the six months ended June 30, 2018 and 2017, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three and six months ended June 30, 2018 and 2017.

($ in 000s)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Cost of revenue	$4,386	$5,460	$8,725	$10,637
Selling, general and administrative	2,455	1,795	6,688	3,098
Amortization of intangible assets	32,946	39,584	66,361	78,513
Restructuring and other charges, net	502	2,034	4,149	6,310
Interest expense, net	1,838	1,836	3,643	3,693
Other, net	3,137	2,602	11,549	(2,738)
Provision for income taxes	10,250	6,271	10,886	9,813
Total adjustments	$55,514	$59,582	$112,001	$109,326
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended June 30,		% Change	Six months ended June 30,		% Change
	2018	2017		2018	2017
Net cash provided by operating activities	$130,658	$114,148	14.5%	$253,913	$233,849	8.6%
Additions to property, plant and equipment and capitalized software	(35,363)	(34,133)	(3.6)%	(66,301)	(67,192)	1.3%
Free cash flow	$95,295	$80,015	19.1%	$187,612	$166,657	12.6%

The following unaudited table reconciles Sensata’s diluted net income per share to organic adjusted EPS growth for the three and six months ended June 30, 2018 and 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Diluted net income per share	$0.61	$0.46	$1.13	$0.88
Non-GAAP adjustments:
Restructuring related and other	0.01	0.04	0.05	0.09
Financing and other transaction costs	0.01	0.00	0.04	0.00
Deferred loss/(gain) on other hedges	0.02	0.02	0.05	(0.02)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.21	0.24	0.41	0.48
Deferred income tax expense and other tax expense/(benefit)	0.06	0.04	0.06	0.06
Amortization of debt issuance costs	0.01	0.01	0.02	0.02
Adjusted EPS	$0.93	$0.81	$1.78	$1.52

Percentage change in adjusted EPS	14.8%		17.1%
Less: year-over-year impact due to:
Foreign exchange rate differences	0.0%		1.3%
Organic adjusted EPS growth	14.8%		15.8%
The following unaudited table reconciles Sensata’s total debt, capital lease and other financing obligations to net debt.

	Balance as of
($ in 000s)	June 30, 2018	December 31, 2017	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$11,044	$15,720	$(4,676)
Capital lease and other financing obligations, less current portion	26,098	28,739	(2,641)
Long-term debt, net	3,221,039	3,225,810	(4,771)
Total debt, capital lease and other financing obligations	3,258,181	3,270,269	(12,088)
Less: Discounts	(16,545)	(14,424)	(2,121)
Less: Deferred financing costs	(25,457)	(27,758)	2,301
Gross indebtedness	3,300,183	3,312,451	(12,268)
Less: Cash and cash equivalents	863,380	753,089	110,291
Net debt	$2,436,803	$2,559,362	$(122,559)

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three and six months ended June 30, 2018 and 2017. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended June 30,		Three months ended June 30,
	2018	2017	2018	2017
Net income	$105,288	$79,457	11.5%	9.5%
Interest expense, net	38,321	40,038	4.2%	4.8%
Provision for income taxes	23,398	18,611	2.6%	2.2%
Earnings before interest and taxes (“EBIT”)	167,007	138,106	18.3%	16.4%
Non-GAAP adjustments:
Restructuring related and other	2,339	7,501	0.3%	0.9%
Financing and other transaction costs	2,069	—	0.2%	0.0%
Deferred loss on other hedges	3,137	2,602	0.3%	0.3%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	35,881	41,372	3.9%	4.9%
Adjusted EBIT	$210,433	$189,581	23.0%	22.6%

Year-over-year change	11.0%		40 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	(0.1)%		(60 bps)
Organic adjusted EBIT growth	11.1%		100 bps

	$ in thousands		% of net revenue
	Six months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$195,778	$151,193	10.9%	9.2%
Interest expense, net	76,750	80,315	4.3%	4.9%
Provision for income taxes	37,524	32,943	2.1%	2.0%
Earnings before interest and taxes (“EBIT”)	310,052	264,451	17.2%	16.1%
Non-GAAP adjustments:
Restructuring related and other	9,003	15,192	0.5%	0.9%
Financing and other transaction costs	7,759	—	0.4%	0.0%
Deferred loss/(gain) on other hedges	9,199	(2,738)	0.5%	(0.2)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	71,511	83,366	4.0%	5.1%
Adjusted EBIT	$407,524	$360,271	22.6%	21.9%

Year-over-year change	13.1%		70 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	1.2%		(40 bps)
Organic adjusted EBIT growth	11.9%		110 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the three months ended September 30, 2018 and full year ended December 31, 2018. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended September 30, 2018		Full year ended December 31, 2018
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.90	$0.94	$2.83	$2.90
Restructuring related and other	0.03	0.04	0.07	0.10
Financing and other transaction costs	(0.34)	(0.37)	(0.30)	(0.33)
Deferred loss/(gain) on other hedges *	—	—	0.05	0.05
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.20	0.20	0.82	0.82
Deferred income tax and other tax expense/(benefit)	0.08	0.10	0.12	0.15
Amortization of debt issuance costs	0.01	0.01	0.04	0.04
Projected Adjusted Net Income per diluted share	$0.88	$0.92	$3.63	$3.73
Weighted-average diluted shares outstanding (in 000s)	169.5	169.5	170.2	170.2
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2018 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

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Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Joshua.young@sensata.com	ataxiarchos@sensata.com